UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

SIGMA DESIGNS, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS III, L.P. POTOMAC CAPITAL MANAGEMENT III, L.L.C. POTOMAC CAPITAL PARTNERS L.P. POTOMAC CAPITAL MANAGEMENT, L.L.C. PAUL J. SOLIT ERIC SINGER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Potomac Capital Management, L.L.C., together with the other Participants named herein (collectively, “Potomac Capital”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of a slate of director nominees Potomac Capital intends to nominate for election at the 2012 annual meeting of shareholders (the “Annual Meeting”) of Sigma Designs, Inc. (the “Company”).  Potomac Capital has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On April 2, 2012, Potomac Capital filed an Amendment to its Schedule 13D with the SEC containing the following disclosure under Item 4:

The Reporting Persons call on the Board and senior management of the Issuer to focus on improving the Issuer’s operating performance and judiciously managing its cash position to improve shareholder value.  The Reporting Persons note that over the past five years the Issuer has spent over $200 million on acquisitions, totaling an aggregate value of 7x the Issuer’s enterprise value as of the fiscal year ended January 28, 2012 (the “Enterprise Value”).  When the cost of acquisitions is combined with cumulative research and development spending over the same period, nearly $500 million has been expended, equaling an aggregate value of 29x the Enterprise Value.  In its Annual Report on Form 10-K, filed on March 29, 2012, the Issuer disclosed that the Shares have lost approximately 75% of their value over the past five years.

The new acquisition of Trident Microsystems, Inc.’s DTV Business represents another purchase at a price in excess of the Enterprise Value.  The Reporting Persons call on the Board to refrain from any further acquisitions until shareholders have an opportunity at the 2012 Annual Meeting to express their views on the direction of the Issuer.  The Reporting Persons remind the Board of their fiduciary duties and intend to hold the Board accountable for any actions that result in further erosion of shareholder value.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Potomac Capital Management, L.L.C., a Delaware limited liability company (“Potomac Management”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of a slate of director nominees Potomac Management intends to nominate for election at the 2012 annual meeting of shareholders of Sigma Designs, Inc., a California corporation (the “Company”).

POTOMAC MANAGEMENT STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be Potomac Management, Potomac Capital Partners III, L.P., a Delaware limited partnership (“PCP III”), Potomac Capital Management III, L.L.C., a Delaware limited liability company (“Potomac Management III”), Potomac Capital Partners L.P., a Delaware limited partnership (“PCP”), Paul J. Solit and Eric Singer (collectively, the “Participants”).

As of the date hereof, the Participants collectively own an aggregate of 2,267,958 shares of common stock of the Company, consisting of the following: (1) 1,635,392 shares owned directly by PCP III, (2) 587,566 shares owned directly by PCP, and (3) 45,000 shares owned directly by Eric Singer.  Potomac Management III is the general partner of PCP III.  Potomac Management is the general partner of PCP.  Paul J. Solit is the co-managing member of Potomac Management III and the managing member of Potomac Management.  Eric Singer Paul J. Solit is the co-managing member of Potomac Management III.  Accordingly, each of Potomac Management III, Paul J. Solit and Eric Singer may be deemed to beneficially own the shares directly owned by PCP III and each of Potomac Management and Paul J. Solit may be deemed to beneficially own the shares directly owned by PCP.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of common stock of the Company owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of common stock except to the extent of his or its pecuniary interest therein.

Contact:

Paul J. Solit / Eric Singer
Potomac Capital Management, L.L.C.
(212) 257-6083